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                                                                       EXHIBIT 8


October 30, 2001

Qwest Capital Funding, Inc.
Qwest Communications International Inc.
1801 California Street
Denver, CO 80202

                  RE:      CERTAIN UNITED STATES FEDERAL INCOME TAX MATTERS

Dear Ladies and Gentlemen:

         We have acted as special tax counsel to Qwest Capital Funding, Inc., a Colorado corporation (the "COMPANY") and Qwest Communications International Inc. ("QCI"), in connection with the preparation by the Company and QCI of a Registration Statement on Form S-4 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "SECURITIES ACT"), on October 30, 2001 (together with all exhibits thereto, the "REGISTRATION STATEMENT"), relating to the offer by the Company to exchange up to $1,250,000,000 aggregate principal amount of its new 5 7/8% Notes due 2004 and the related guarantees by QCI, which will be registered under the Securities Act, for a like principal amount of its outstanding 5 7/8% Notes due 2004 and the related guarantees, which have not been so registered, to exchange up to $2,000,000,000 aggregate principal amount of its new 7% Notes due 2009 and the related guarantees by QCI, which will be registered under the Securities Act, for a like principal amount of its outstanding 7% Notes due 2009 and the related guarantees, which have not been so registered, and to exchange up to $500,000,000 aggregate principal amount of its new 7 5/8% Notes due 2021 and the related guarantees by QCI, which will be registered under the Securities Act, for a like principal amount of its outstanding 7 5/8% Notes due 2021 and the related guarantees, which have not been so registered (collectively, the "EXCHANGE OFFER"). You have requested our opinion regarding certain United States federal income tax matters in connection with the Exchange Offer. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Registration Statement.

         In formulating our opinion herein we have reviewed the Registration Statement and such certificates, records, and other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In conducting such review for purposes of rendering our opinion we have not conducted an independent investigation of any of the facts set forth in the Registration Statement, certificates, or any other documents, records, or certificates, and have, consequently, relied upon the Company's representations that the information presented in such documents, records, or certificates or otherwise furnished to us accurately represent and completely describe all material facts relevant to our opinion herein, and upon the authenticity of


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Qwest Capital Funding, Inc., Qwest Communications International Inc. - October
30, 2001 - Page 2


documents submitted to us as originals or certified copies, the accuracy of copies, the genuineness of all signatures and the legal capacity of all natural persons. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way.

         Additionally, in rendering our opinion herein we have assumed that the Exchange Offer or any other transactions described in or contemplated by any of the aforementioned documents have been or will be consummated consistent with the descriptions of such transactions as set forth in the Registration Statement and in accordance with the operative documents relating to such transactions.

         The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "CODE"), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion. Our opinion is not binding on the Internal Revenue Service or on the courts, and, therefore, provides no guarantee or certainty as to results. In addition, our opinion is based on certain factual representations and assumptions described herein. Any change occurring after the date hereof in, or a variation from, any of the foregoing bases for our opinion could affect the conclusion expressed below.

         On the basis of the foregoing, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the statements made in the Registration Statement under the caption "CERTAIN U.S. FEDERAL TAX CONSIDERATIONS" insofar as such statements purport to summarize certain federal income tax laws of the United States or legal conclusions with respect thereto, constitute a fair summary of the principal United States federal tax consequences of the Exchange Offer and the ownership and disposition of the Securities.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to O'Melveny & Myers LLP under the caption "LEGAL MATTERS" in the Registration Statement.

         This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matter relating to the Company or to any investment therein, or under any other law. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in law.



                                       Respectfully submitted,


                                       /s/ O'MELVENY & MYERS LLP